Exhibit 10.11

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

7 Cambridge Center
Cambridge, MA
T 617-714-7000 F 617-714-8972
www.broadinstitute.org

October 1, 2010

Dr. Satish Jindal

Chief Operating Officer

Verastem, Inc.

c/o Longwood Founders Fund

800 Boylston Street, Suite 1555

Boston, MA 02199

Dear Dr. Jindal,

Pursuant to our discussions regarding research at the Broad Institute, Inc. (“Broad”) concerning cancer stem cells, it is our understanding that Verastem, Inc. (“Verastem”) has decided to take a license pursuant to the terms of the Exclusive Patent License Agreement (the “License”) to the following patent applications filed in MIT Case No. [**] which concern cancer stem cells:

•                  U.S. Provisional Patent Appl. No. [**];

•                  U.S. Provisional Appl. No. [**]; and

•                  [**].

We note that, at the time of this invention, the Broad Institute was managed as a department within MIT, and all inventions made by Broad personnel were assigned to MIT.  The Broad therefore has no ownership stake per se in this MIT Case. As of July 1, 2009, Broad Institute, Inc. was established as a separate, non-profit research institution; the Agreement which governs our operations states that rights in intellectual property invented or created prior to the launch of the new institution are determined in accordance with the inter-institutional arrangements that existed prior to the launch of the Broad as a separate entity.  In the case of MIT Case No. [**], this means that MIT remains an owner of the intellectual property, that the Broad Institute may continue to practice the invention in its research, as it did as an MIT department; however, the right to grant commercial licenses resides with the invention’s co-owners, namely MIT and the Whitehead Institute.

We have explained that additional research related to cancer stem cells is ongoing at the Broad and that we anticipate filing additional patent applications relating to cancer stem cells.  It is the desire of the Broad that additional intellectual property (“IP”) it files regarding cancer stem cells be developed and commercialized to benefit the public. You have stated that it is Verastem’s desire to be afforded the opportunity to be the first to review and negotiate a license to any additional IP Broad files regarding cancer stem cells.  Broad desires to grant such opportunity to Verastem to encourage Verastem to continue research and development activities regarding cancer stem cells and to consider commercial licensing of further inventions and developments from the Broad regarding cancer stem cells.

The Eli and Edythe L. Broad Institute

A Collaboration of Massachusetts Institute of Technology, Harvard University and the Harvard-Affiliated Hospitals

Therefore, in an effort to meet the goals of both Broad and Verastem, if the License is completed and Verastem has not breached the terms of the License, Broad agrees to give Verastem, subject to any third party rights, the first right to negotiate a license in good faith for any IP filed in the following Broad cases:

•                  Broad Case No. [**]; and

•                  Broad Case No. [**].

Should Verastem elect to negotiate a license in good faith to any IP in the above Broad cases, Verastem and Broad will have [**] days from written notice of the availability of such IP for licensing in which to negotiate a license. During such [**] day period Broad will not negotiate with any other party.  If Broad and Verastem are unable to negotiate a license within such [**] day period, Broad may then offer the IP for licensing to other parties.

We look forward to continued productive interactions with you and the rest of the Verastem team.

Sincerely

/s/ Gillian Isabelle
Gillian Isabelle
Director, Business Development Office